Exhibit 10.23

Certain portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K because the omitted information is not material and is the type that Ace Green treats as private or confidential. The redaction of such information is indicated by [***].

(1)	AGR LICENSING INC.

(2)	MEL METAL LLC

LICENCE AGREEMENT

December 27, 2024

Table Of Contents

1.	INTERPRETATION	1
2.	SALE AND PURCHASE; SUPPLY OF CHEMICALS	6
3.	GRANT OF LICENCES	6
4.	OTHER SERVICES	8
5.	ADDITIONAL LICENSEE OBLIGATIONS	9
6.	ORDER PROCEDURE	10
7.	SHIPMENT AND DELIVERY	11
8.	TITLE AND RISK OF LOSS	12
9.	PRICE AND PAYMENT TERMS	12
10.	REPRESENTATIONS AND WARRANTIES	14
11.	PRODUCT WARRANTIES	15
12.	INDEMNIFICATION	16
13.	LIMITATION OF LIABILITY	17
14.	INSURANCE	18
15.	COMPLIANCE WITH LAWS	18
16.	INTELLECTUAL PROPERTY RIGHTS	19
17.	CONFIDENTIALITY	21
18.	REMEDIES	22
19.	PUBLICITY AND SITE ACCESS	22
20.	TERM AND TERMINATION	23
21.	ASSIGNMENT	26
22.	FURTHER ASSURANCE	26
23.	WAIVER	26
24.	ENTIRE AGREEMENT	26
25.	VARIATION	27
26.	SEVERANCE	27
27.	COUNTERPARTS	27
28.	THIRD PARTY RIGHTS	27
29.	NO PARTNERSHIP OR AGENCY	27
30.	FORCE MAJEURE	27
31.	NOTICES	28
32.	GOVERNING LAW	29
33.	JURISDICTION	29
34.	NON-SOLICIT	29

Schedule 1	Description of Machinery	30
	Part A: Modules	30
	Part B: Electrical Ancillary Equipment	30
	Part C: Mechanical Ancillary Equipment	30

Schedule 2	Prices	31

Schedule 3	Licensor’s Intellectual Property Rights	34
	Part A: Patents	34
	Part B: Trademarks	34

Schedule 4	Commissioning Criteria and Agreed Timelines	35

i

This Agreement (the “Agreement”) is entered into on December 27, 2024 (the “Effective Date”) by and between:

(1)	AGR LICENSING INC., a company incorporated and registered in the State of Delaware, U.S.A. with company number 6460737 whose principal business address is 2700 Post Oak Blvd., Suite 2100, Houston, Texas 77056, U.S.A. (the “Licensor”); and

(2)	MEL METAL LLC, a limited liability company incorporated and registered in Armenia with company registration number 271.110.1062990 whose registered office is at Apt 27, bld. 48/3, Leningradyan street, Ajapnyak, Yerevan, Armenia (the “Licensee”),

(Collectively, the “Parties”, and each a “Party”).

Recitals

(A)	Licensee owns and operates a lead acid battery recycling plant at the Site.

(B)	Licensor has the right to license proprietary technology and methodology for the hydrometallurgical recycling of lead-acid batteries, and Licensee desires to deploy such technology and methodology at the Site.

(C)	In connection with such deployment, Licensor has agreed to grant, and Licensee has agreed to accept, the licences set forth in this Agreement, and Licensor has agreed to sell, and Licensee has agreed to purchase, certain equipment on the terms and conditions detailed herein.

Agreed Terms

1.	INTERPRETATION

1.1	The following definitions and rules of interpretation apply in this Agreement:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law, in equity or otherwise;

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person;

“Ancillary Equipment” means the Electrical Ancillary Equipment and Mechanical Ancillary Equipment;

“Base Licensing Fee” has the meaning set out in paragraph 0 of Schedule 2;

“Basic Purchase Order Terms” means, collectively, any one or more of the following terms specified by Licensee in a Purchase Order pursuant to Clause 6.1: (a) a list of the Goods to be purchased; (b) the requested delivery date; (c) the unit Price for each item of Goods to be purchased; (d) the billing address; and (e) the Delivery Location. For the avoidance of doubt, the term “Basic Purchase Order Terms” does not include any general terms or conditions of any Purchase Order;

“Basic Spare Parts” means the bearings, seals, thermostats, solenoid valves, gland packings and filter bags for the maintenance of the Initial Modules and Equipment, as may be determined by Licensor in its sole discretion;

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in U.S.A. or Taiwan are authorised or required by Law to be closed for business;

“Chemicals” means the proprietary mix of chemicals used in connection with the operation of the Modules;

“CIP” has the meaning set forth in Clause 3.2.1;

“Commissioning” means, with respect to the Machinery, the successful completion of the delivery, installation/erection and start-up of such Machinery to produce one test batch of electrolysed lead and metallics bricks from scrap lead acid batteries;

“Confidential Information” has the meaning set forth in Clause 17.1;

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise;

“Cost” means the costs and expenses in connection with the manufacture, fabrication, procurement, packaging for transit, transportation, and applicable Taxes (as the case may be) of the relevant Goods, as confirmed by relevant documentation;

“Defective” means not conforming to the product warranties in Clause 11;

“Defective Goods” means any Goods shipped by Licensor to Licensee pursuant to this Agreement that are Defective;

“Delivery Location” means the street address specified in the applicable Purchase Order, as may be provided by Licensor to Licensee from time to time;

“Detailed Engineering” means the preparation of engineering documentation needed for the Commissioning of the lead battery recycling facility.

“Disclosing Party” has the meaning set forth in Clause 17.1;

“Plant Efficiency” means the percentage recovery of lead by using ACE’s technology and would be measured as a fraction of lead metal recovered as ‘E-lead Bricks’ and “Metallics Bricks’ from the lead contained in lead bearing plates and paste feedstock processed by utilization of ACE’s technology. For sake of clarity, the Plant Efficiency would be calculated as sum of total weight of E-lead and Metallics Bricks divided by the lead metal content in the input battery and expressed as a percentage.

“Electrical Ancillary Equipment” means the electrical ancillary equipment described in B of Schedule 1. It should be noted that Part B of the Schedule 1 will be firmed up during Detailed Engineering;

“Excess Goods” means any Goods received by Licensee from Licensor pursuant to a Purchase Order that materially exceed the quantity of Goods ordered by Licensee pursuant to this Agreement or any Purchase Order;

“Exclusive Territory 1” means the Republic of Armenia.

“Exclusive Territory 2” means the Republic of Georgia.

“Exclusive Territory 1” and “Exclusive Territory 2” together will hereinafter be referred to as “Exclusive Territories”.

“Exclusivity Period” shall have the meaning set forth in Clause 3.5.

“Force Majeure Event” has the meaning set forth in Clause 30.1;

“Forecast” means, with respect to any six (6)-month period, a good faith forecast of Licensee’s demand for each calendar month during the period, of Chemicals, which approximates, as nearly as possible, based on information available at the time to Licensee, the Purchase Orders subsequently to be placed by Licensee for each such calendar month;

“Goods” means any Machinery and Chemicals, collectively, that are purchased by Licensee from Licensor pursuant to this Agreement (as in the case of Machinery) or otherwise supplied to Licensee by Licensor pursuant to this Agreement (as in the case of Chemicals);

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organisation or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organisation or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction;

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority;

“Impacted Party” has the meaning set forth in Clause 30.1;

“Indemnified Parties” has the meaning set forth in Clause 12.1;

“Indemnifying Party” has the meaning set forth in Clause 12.1;

“Individual Transaction” means any Purchase Order that has been accepted by Licensor pursuant to Clause 6.2;

“Inspection Period” has the meaning set forth in Clause 7.4.1;

“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to (i) Patents; (ii) Trademarks; (iii) internet domain names, whether or not Trademarks, registered by any authorised private registrar or Governmental Authority, web addresses, web pages, websites, and URLs; (iv) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software, and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (v) Trade Secrets; and (vi) all industrial and other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world;

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, or other requirement or rule of law of any Governmental Authority;

“Licences” means the licences and rights granted by the Licensor to the Licensee under this Agreement;

“Licence Fees” means the Base Licensing Fee and Trademark Licence Fee collectively;

“Licensed IP” means all the Licensor’s Intellectual Property Rights licensed to the Licensee under this Agreement, including the CIP and MIP;

“Licensed Patents” means the Patents owned or licensed by Licensor which are to be licensed to Licensee under this Agreement, as described in Part A of Schedule 3, and as may be amended and updated by the Licensor from time to time during the Term upon notice to Licensee;

“Licensed Trademarks” means the Trademarks owned or licensed by Licensor which are to be licensed to Licensee under this Agreement, as described in Part A of Schedule 3, and as may be amended and updated by the Licensor from time to time during the Term upon notice to Licensee;

“Licensor’s Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to Licensor anywhere in the world, including the Licensed Patents and Licensed Trademarks described in Schedule 3, and as may be amended and updated by the Licensor from time to time during the Term upon notice to Licensee;

“Losses” has the meaning set forth in Clause 12.1;

“Machinery” means the equipment needed to treat the lead battery plates obtained after battery cutting to produce Electrolyzed Lead bricks and cleaned Grid Metallics bricks via Licensor’s technology;

“Mass Balance Model” means the mass balance model detailing the consumption of electricity and Chemicals by the Machinery prepared by Licensor and attached at Schedule 4 hereto;

“Mechanical Ancillary Equipment” means the mechanical ancillary equipment described in Error! Reference source not found. C of Schedule 1. It should be noted that Part C of the Schedule 1 will be firmed up during Detailed Engineering;

ss

“MIP” has the meaning set forth in Clause 3.1.1;

“Module(s)” means the electrolysers to be purchased by Licensee under this Agreement, as described in Error! Reference source not found. of Schedule 1;

“Nonconforming Goods” means any Goods received by Licensee from Licensor pursuant to a Purchase Order that do not conform to the details listed in this Agreement or the applicable Purchase Order, as the case may be;

“Non-Impacted Party” has the meaning set forth in Clause 30.2;

“Notice” has the meaning set forth in Clause 31.1;

“OFAC” means the Office of Foreign Assets Control of the Treasury Department of the U.S.A.;

“Patents” means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models) in any part of the world;

“Payment Failure” has the meaning set forth in Clause 20.2.1(a);

“Permitted Affiliate Assignee” has the meaning set forth in Clause 3.4.

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organisation, association, Governmental Authority, or any other entity;

“Personnel” means agents, employees, or subcontractors engaged or appointed by Licensor or Licensee (as the case may be);

“Price” means the applicable prices to be paid by the Licensee to the Licensor for the Goods and Licences (as the case may be) under this Agreement, as set out in Schedule 2, or as otherwise determined by the Licensor in accordance with Clause 2.1;

“Products” has the meaning set forth in Clause 3.3.1;

“Public Statements” has the meaning set forth in Clause 19.1;

“Purchase Order” means Licensee’s purchase order issued to Licensor hereunder, which in each instance shall be limited to: (i) Basic Purchase Order Terms; and (ii) Goods in quantities consistent with the terms of this Agreement;

“Purchase Timeline” has the meaning set forth in Clause 2.1.1;

“Receiving Party” has the meaning set forth in Clause 17.1;

“Renewal Term” has the meaning set forth in Clause 20.1.2;

“Representatives” means a Party’s Affiliates, employees, officers, directors, partners, shareholders, agents, attorneys, third-party advisors, successors, and permitted assigns;

“Sites” means the location of the Licensee’s facilities in Artashat, Yerevan-Yeraskh highway and as may be updated by the Licensee and agreed between the Parties from time to time;

“Tax” or “Taxes” means all forms of taxation whether of Delaware, U.S.A. or elsewhere including past, present and deferred including without limitation, income tax (including net income and gross income), corporate, value added, goods and services, stamp duty and cesses, withholding, customs and other import or export duties, or charges of any kind whatsoever, estimated and other taxes, together with any interest and levies and all penalties, charges, costs and additions to tax;

“Taxation Authority” means the Governmental Authority competent to impose any Taxes whether in Delaware, U.S.A. or elsewhere;

“Term” means the Initial Term and any subsequent Renewal Term;

“Third-Party Product” means any products manufactured by any Person other than the Licensor or its Affiliates;

“Trademarks” means all rights in and to any trademarks, service marks, trade dress, trade names, brand names, logos, trade dress, corporate names, and domain names, and other similar designations of source, sponsorship, association, or origin, together with the goodwill symbolised by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world;

“Trademark Licence Fee” has the meaning set out in paragraph Schedule 21.4.1 of Schedule 2;

“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information, know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein;

“U.S.A.” means the United States of America;

“USD” means the lawful currency of the U.S.A.; and

“Warranty Period” has the meaning set forth in Clause 11.1.

1.2	Clause headings are for ease of reference only.

1.3	In this Agreement unless the context otherwise requires:

(a)	words importing the singular shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing a person shall include a company or corporation and vice versa;

(b)	the expression “this Agreement” or any similar expression shall mean this present and any supplemental written agreement thereto as may be in force from time to time or any time;

(c)	the expressions “the Parties hereto” with its grammatical variations and cognate expressions shall mean the Parties to this Agreement and any other person or company or corporation who becomes a member of the Company and is bound by the terms of this Agreement pursuant to the provisions of hereof or any such Parties, persons or companies or corporations as long as they are members of the Company and are bound by the terms of this Agreement;

(d)	the words “hereof”, “herein”, “hereon”, and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)	references to “Clauses”, “Recitals”, and “Schedules” are, unless otherwise stated, references to clauses and recitals of and schedules to this Agreement. The Recitals and Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement;

(f)	the term “directly or indirectly” means directly or indirectly through one or more intermediary persons or through contractual or other legal arrangements, and “direct or indirect” shall have correlative meanings;

(g)	reference to any legislation or law or to any statutory provision thereof shall include references to any such law as it may, after the date of this Agreement, from time to time, be amended, supplemented or re-enacted, and any reference to statutory provision;

(h)	reference to the word “include” or “including” shall be construed without limitation;

(i)	terms defined in this Agreement shall include their correlative terms; and

(j)	if any clause in Clause 1 is a substantive provision conferring rights or imposing obligations on any Party, effect shall be given to it as if it were a substantive provision in the body of this Agreement.

2.	SALE AND PURCHASE; SUPPLY OF CHEMICALS

2.1	Sale and Purchase of Machinery and Detailed Engineering

2.1.1	Subject to the terms and conditions of this Agreement, Licensee shall purchase from Licensor the Machinery required to process lead plates obtained from cutting 500 MT of lead acid batteries per month as identified in Schedule 1. .

2.1.2	Subject to terms and conditions of this Agreement, Licensee shall purchase from Licensor Detailed Engineering services to design the facility to treat 500 MT of lead acid batteries per month.

2.2	Supply of Chemicals

During the Term, Licensor shall supply Licensee, or cause Licensee to be supplied, with the Chemicals as may be required pursuant to the Forecast provided by the Licensee and agreed between the Parties from time to time, the amounts for which are to be specified by Licensee in Purchase Orders.

2.3	Ancillary Equipment

2.3.1	During the Term, Licensee may either (a) procure additional Mechanical Ancillary Equipment in its own right, or (b) request that Licensor (or its Affiliates) procure additional Mechanical Ancillary Equipment on Licensee’s behalf and at Licensee’s cost, in which case the amounts required by Licensee are to be specified in Purchase Orders. In the event that Licensor (or its Affiliates) procures any Mechanical Ancillary Equipment on behalf of Licensee:

(a)	the Price payable by Licensee shall be equivalent to the Cost of such Mechanical Ancillary Equipment; and

(b)	Clauses 7.4 and 11 shall not apply to such additional Mechanical Ancillary Equipment.

2.3.2	Licensee shall be responsible for and bear all costs associated with acquiring any Electrical Ancillary Equipment that may be required for use in connection with the Machinery.

2.4	Goods Subject to Licence

All Goods sold or supplied to Licensee or its Affiliates under this Agreement, and their use thereof, shall be subject at all times to the terms and conditions of the Licences set out in Clause 3 of this Agreement.

3.	GRANT OF LICENCES

3.1	Machinery Licence

3.1.1	Subject to the limitations specified in this Agreement (including but not limited to Clause 16), Licensor hereby grants to Licensee a limited, irrevocable, non-sublicensable (except in accordance with this Agreement), non-transferable, non-assignable, right and licence during the Term, for the use of Licensor’s Intellectual Property Rights solely in relation to the use of the Machinery purchased by Licensor and used in connection with the Chemicals supplied to Licensee under this Agreement (hereinafter, “MIP”).

3.1.2	Licensee agrees and undertakes that:

(a)	it shall use the MIP solely in connection with the Machinery and the Chemicals supplied by Licensor, in accordance with the usage instructions provided by Licensor;

(b)	it shall not use or utilise the MIP (whether in connection with the Machinery or otherwise) except:

(i)	at the Site and corresponding to the location for physical emplacement of the Machinery therein; and

(ii)	in relation to the separation and purification of the chemical element lead and lead alloys from lead components recovered from lead acid batteries; and

(c)	it shall only use or deploy, or permit the use or deployment of, the Machinery:

(i)	in the Exclusive Territories; and

(ii)	for itself and/or its Permitted Affiliate Assignees (in accordance with the limitations in Clause 5.3 Error! Reference source not found.).

3.2	Chemical Licence

3.2.1	Subject to the limitations specified in this Agreement (including but not limited to Clause 16), Licensor hereby grants to Licensee a limited, irrevocable, non-sublicensable (except in accordance with this Agreement), non-transferable, non-assignable right and licence during the Term, for the use of the Chemicals (including Licensor’s Intellectual Property Rights pertaining thereto) which are supplied by Licensor to Licensee under this Agreement, with such use limited solely for utilisation during the Term with the Machinery purchased by Licensor under this Agreement (hereinafter, “CIP”).

3.2.2	Licensee agrees and undertakes that:

(a)	it shall use the Chemicals and CIP solely in connection with the Machinery, and both in accordance with the usage instructions provided by Licensor;

(b)	it shall not use or utilise the CIP or the Chemicals (whether in connection with the Machinery or otherwise) except:

(i)	at the Site and corresponding to the location for physical emplacement of the Machinery therein; and

(ii)	in relation to the separation and purification of the chemical element lead and lead alloys from lead components recovered from lead acid batteries;

(c)	it shall not, under any circumstances, provide the Chemicals to any other Person or permit the use of the Chemicals by any other Person, whatsoever for any purpose; and

(d)	shall secure the Chemicals from loss, theft, and any and all forms of unauthorised access and shall promptly report any loss of or unauthorised access to the Chemicals to Licensor without delay; and

(e)	any unused Chemicals shall be returned to Licensor or disposed of in a manner expressly agreed by Licensor.

3.3	Trademark Licence

3.3.1	Subject to the limitations specified in this Agreement (including but not limited to Clauses 3.3.2 and 16), Licensor hereby grants to Licensee a limited, irrevocable, non-sublicensable (except in accordance with this Agreement),non-transferable, non-assignable right and licence during the Term for the use of the Licensed Trademarks in relation to lead ingots produced by Licensee using Licensor’s Intellectual Property Rights (the “Products”).

3.3.2	Licensee agrees and undertakes that:

(a)	its use of the Licensed Trademarks on the Products shall conform to Licensor’s requirements, as may be communicated by Licensor from time to time;

(b)	it shall submit representative samples of the Products and proposed materials intended to bear the Licensed Trademarks and, if the samples do not meet Licensor’s requirements, Licensor shall notify Licensee and specify the reasons for non-acceptance;

(c)	it shall not distribute, sell or make available any other product or materials bearing the Licensed Trademarks without Licensor’s advance written approval; and

(d)	it shall not use the Licensed Trademarks in any manner except as permitted under this Agreement, or as otherwise approved by Licensor in advance in writing.

3.5	Territorial Exclusivity

Subject to the terms of this Agreement, in the event Licensee consummates the purchase of the Machinery that are the subject of this Agreement, Licensor agrees and undertakes that Licensor shall not grant any right or licences which are substantially similar to the Licences granted to Licensee under this Agreement to any Person for deployment within the Exclusive Territories. The Exclusivity Period commences on the date that the last of such Machinery are Commissioned and continues throughout the entire term of this Agreement for Exclusive Territory 1 and for 2 years for Exclusive Territory 2.

If, before expiration of the two-year period for Exclusive Territory 2, the Licensee and Licensor agree on a commercial terms under a new Agreement to deploy Licensor’s Machinery under License in Exclusive Territory 2, , the Exclusivity Period for the Exclusive Territory 2 shall be extended for the entire term of the new Agreement signed for Exclusive Territory 2, which cannot be less than 15 years unless otherwise agreed mutually. If the two-year period expires during the presentation/discussion of the offer or the business plan, it is considered extended until a mutual decision is made as a result of the discussion of the offer or business plan. If the Parties do not reach a mutual agreement within 60 days of expiration of the two-year period for Exclusive Territory 2, the period will not be extended.

The Licensee shall have exclusivity for Exclusive Territory 2 as well when it expands the capacity for an amount not less than [***] MT per 1 year in Exclusive Territory 1.

Notwithstanding the foregoing, the Exclusivity Period may be terminated sooner if the licenses granted to Licensee pursuant to this Agreement are terminated due to an uncured breech of this Agreement by Licensee or if the Agreement is terminated due to any reason whatsoever set forth in this Agreement.

3.6	Remedies

Licensee acknowledges that the Licensed IP is enormously valuable to Licensor and that Licensee’s continued use of any of the Licensed IP beyond the limitations of this Agreement and/or after the termination of this Agreement will cause substantial and irreparable injury to Licensor. Licensee acknowledges and agrees that Licensor shall be entitled to automatic emergency injunctive relief, without the necessity of a bond or, if a bond is required, a de minimus bond, from a court of competent jurisdiction for specific performance of this Agreement if Licensee continues to use the Licensed IP following the termination of this Agreement. If Licensor commences legal action to stop the use of the Licensed IP by Licensee, Licensor shall be entitled to an automatic award of its reasonable costs and attorneys’ fees in addition to any other legal and equitable relief to which it may be entitled if it prevails in such action.

4.	OTHER SERVICES

4.1	Site Planning

Licensor shall assist Licensee to prepare detailed layout drawings and civil work guidelines to prepare the Sites for delivery of the purchased Machinery. Licensee shall complete all required civil works prior to the delivery of Machinery.

4.2	Electrolyzer Modules Fabrication: Licensor and Licensee have agreed to fabricate certain components of the Licensor’s proprietary electrolyzer Modules at Licensee’s site to optimize freight costs. Licensor will provide the required engineering and fabrication staff for the required duration to help fabricate at Licensee’s site. The Licensee shall be responsible for all travel, visa, boarding and lodging costs of Licensor’s staff. Further, Licensee shall provide the required skilled and unskilled labour at their site to assist in the fabrication work. These labour requirements shall be firmed up during the Detailed Engineering.

4.3	Erection and Commissioning

Licensor shall provide the engineering staff to oversee erection and Commissioning of the facility The engineers shall be compensated by Licensor however, Licensee shall be responsible for all costs related to the engineers’ transportation, boarding and lodging. Licensee shall also facilitate any and all required arrangements for visas and other applicable regulatory requirements for the engineers to provide the services contemplated by this Agreement at the Sites. Licensee shall be responsible for providing the required infrastructure and general purpose tools and other required specialised manpower such as fitters and electricians during the erection & commissioning process and these requirements will be firmed up during the Detailed Engineering.

4.4	Technical Support

4.4.1	Subsequent to Commissioning, Licensor shall provide reasonable technical support as required by Licensee via video conference during normal business hours in Armenia, which can be requested by the Licensee with at least 5 Business Day’s notice.

4.4.2	In the event in-person technical support at the Sites is required, such support shall be provided by Licensor upon receiving at least three (10) Business Days’ notice:

(a)	at Licensor’s expense during the first three (3) months after Commissioning, except that Licensee shall bear the cost of transportation, boarding and lodging of Licensor’s support Personnel; and

(b)	at Licensee’s expense after the expiration of the three (3) months from the Commissioning (including but not limited to travel, transportation, boarding and lodging expenses for Licensor’s support Personnel, in addition to a per diem rate of USD [***] per support Personnel.

4.5	Spare Parts

4.5.1	Licensee shall bear sole responsibility for the procurement of any spare parts that may be required for the Machinery, as well any costs associated therewith. Licensor shall provide the technical specifications for such spare parts during the Detailed Engineering phase and shall provide reasonable assistance to Licensee for the procurement of such spare parts.

4.6	Other Licensor Obligations

During the Term, Licensor shall, at Licensee’s expense, provide reasonable assistance to Licensee to furnish any information or documents as may be required by Law or any Governmental Authority for the purpose of obtaining any required regulatory approvals for the operation of the Machinery at the Sites. For avoidance of doubt, Licensee shall bear all expenses (including but not limited to travel, transportation, boarding and lodging expenses) for Licensor’s support Personnel arising from any in-person visits that may be requested by Licensee or required under Law for the purpose of this Clause 4.6.

5.	ADDITIONAL LICENSEE OBLIGATIONS

5.1	Quality Control

The Licensee shall, and shall cause any Permitted Affiliate Assignees to:

(a)	obtain and maintain, at its own expense, all licences, permits and consents necessary for the manufacture provision of the Products at the Sites;

(b)	comply with the specifications, standards and directions relating to the Products as notified in writing by the Licensor from time to time and with all applicable Law;

(c)	mark all Products with a clear and prominent statement in a form approved by the Licensor that the Products are manufactured and supplied by the Licensee under licence from the Licensor;

(d)	market the Products under the Licensed Trademarks and under no other trademark or name except as may be required to identify the Licensee as the manufacturer of the Products;

(e)	at its own expense, at least once in every six (6) months and at any time at the Licensor’s request, supply samples of the Products to the Licensor for quality control purposes;

(f)	permit, and shall use its best endeavours to obtain permission for, the Licensor at all reasonable times to enter any place used for the manufacture or storage of the Products to inspect the methods of manufacture and storage, whether at the Site or otherwise; and

(g)	upon the Licensor’s request, provide the Licensor with details of any complaints it has received relating to the Products together with reports on the manner in which such complaints are being, or have been, dealt with, and shall comply with any reasonable directions given by the Licensor in respect of such complaints.

5.2	Recordal of Licences

To the extent required under applicable Law in the Exclusive Territory, Licensee shall be entitled, at its own expense, to (a) record a short form of the Licences granted to it (and its Affiliates) under this Agreement, except that any recordal of this Agreement shall redact all confidential information of Licensor and/or the Goods to be supplied hereunder, and/or (b) enter Licensee as a registered or authorised user of the Licensed Patents and Licensed Trademarks.

5.3	Prohibitions

The Licensee shall not directly or indirectly assist any other Person to:

(a)	do or omit to do anything to diminish the rights of the Licensor in relation to the Licensed IP;

(b)	use any child labour in the manufacture or distribution of the Products, and where third parties are to manufacture or distribute those Products, the Licensee shall procure from those third parties written confirmation that they shall not use any child labour in the manufacture or distribution of the Products.

6.	ORDER PROCEDURE

6.1	Purchase Orders

Licensee shall initiate all Purchase Orders in written form via email and cause all Purchase Orders to contain the Basic Purchase Order Terms. By placing a Purchase Order, Licensee makes an offer to purchase the Goods pursuant to the terms and conditions of this Agreement, including the Basic Purchase Order Terms, and on no other terms. Except with respect to the Basic Purchase Order Terms, any variations made to the terms and conditions of this Agreement by Licensee in any Purchase Order are void and have no effect.

6.2	Licensor’s Right to Accept or Reject Purchase Order

Licensor shall only be obligated to accept Purchase Orders consistent with its obligations under this Agreement. Licensor may accept any Purchase Order by confirming the order (whether by written confirmation, invoice, or otherwise) or by delivering such Goods, whichever occurs first. No Purchase Order is binding on Licensor unless accepted by Licensor as provided in this Agreement.

6.3	Cancellation of Individual Transactions

6.3.1	Licensor may, in its sole discretion, without liability or penalty, cancel any Individual Transaction:

(a)	if Licensor determines that Licensee is in violation of its payment obligations or has breached or is in breach of this Agreement; or

(b)	pursuant to Licensor’s rights under Clause 9.6.

6.3.2	Licensee shall have no right to cancel or amend any Purchase Order submitted by it.

7.	SHIPMENT AND DELIVERY

7.1	Shipment

Unless expressly agreed to by the Parties in writing, Licensee shall select the method of shipment of, and the carrier for, the Goods from the Delivery Location to the Sites. Licensor may, in its sole discretion, without liability or penalty, make partial shipments of Goods to Licensee. Licensee shall be responsible for the cost, insurance and Taxes involved in packaging, labelling and shipping the Goods from the Delivery Location to the Sites. Each shipment will constitute a separate sale, and Licensee shall pay for the units shipped whether such shipment is in whole or partial fulfilment of a Purchase Order.

7.2	Delivery

7.3	Unless expressly agreed to by the Parties in any Individual Transaction, Licensor shall deliver the Goods to the Delivery Location, using Licensor’s (or manufacturer’s, as the case may be) standard methods for packaging and shipping such Goods. All Goods are to be delivered, and Prices are determined, ex works at the Delivery Location in New Delhi, India. Packaging and Labelling

Licensor shall properly pack, mark, and ship Goods and provide Licensee with shipment documentation showing the Purchase Order number, Licensor’s identification number for the Goods, the quantities, the number of cartons or containers in shipment, Licensor’s name, the bill of lading number, and the country of origin.

7.4	Inspection

7.4.1	Licensee shall inspect the Goods within three (3) days of receipt (“Inspection Period”) of the Goods and either accept or, if such Goods are Nonconforming Goods or Excess Goods, reject such Goods. Licensee will be deemed to have accepted the Goods unless it notifies Licensor in writing of any Nonconforming Goods or Excess Goods during the Inspection Period and furnishes such written evidence or other documentation as reasonably required by Licensor. If Licensee notifies Licensor of any Nonconforming Goods or Excess Goods in a timely fashion, Licensor shall determine, in its sole discretion, whether the Goods are Nonconforming Goods or Excess Goods. If Licensor determines that the Goods are Nonconforming Goods or Excess Goods, it shall, in its sole discretion and subject to Clause 7.4.2 below:

(a)	if such Goods are Nonconforming Goods, (i) replace such Nonconforming Goods with conforming Goods, or (ii) refund the Price for such Nonconforming Goods, together with all shipping and handling expenses incurred by Licensee in connection therewith; or

(b)	if such Goods are Excess Goods, refund the Price for such Excess Goods, together with all shipping and handling expenses incurred by Licensee in connection therewith.

7.4.2	Licensee shall ship, at its expense and risk of loss, the Nonconforming Goods or Excess Goods to Licensor’s (or manufacturer’s, as the case may be) facility from which such Goods were sent and, upon receipt of such Nonconforming Goods or Excess Goods, Licensor shall reimburse Licensee for such shipping expenses. Nonconforming and Excess Goods shall be packaged and shipped to Licensor (or manufacturer, as the case may be) as per the standards used by Licensor (or manufacturer, as the case may be) to ship Goods to Licensee, and Licensor shall not be required to refund the Price or reimburse the shipping expense for any Excess Goods which are assessed by Licensor to be damaged upon arrival at Licensor’s facility. If Licensor exercises its option to replace Nonconforming Goods, Licensor (or manufacturer, as the case may be) shall, after receiving Licensee’s shipment of Nonconforming Goods, ship to Licensee, at Licensee’s expense and risk of loss, the replacement Goods to the Delivery Location.

7.4.3	LICENSEE ACKNOWLEDGES AND AGREES THAT THE REMEDIES SET FORTH IN CLAUSES 7.4.1(a) AND 7.4.1(b) OF THIS CLAUSE 7.4 ARE LICENSEE’S EXCLUSIVE REMEDIES FOR THE DELIVERY OF NONCONFORMING GOODS OR EXCESS GOODS, SUBJECT TO LICENSEE’S RIGHTS UNDER CLAUSE 11.2 WITH RESPECT TO ANY NONCONFORMING GOODS OR EXCESS GOODS FOR WHICH LICENSEE HAS ACCEPTED DELIVERY UNDER THIS CLAUSE 7.4.

7.5	Limited Right of Return

Except as provided under Clause 7.4 and Clause 11.2, Licensee has no right to return Goods purchased under this Agreement to Licensor.

8.	TITLE AND RISK OF LOSS

8.1	Unless otherwise agreed between the Parties, title to Goods ordered under any Individual Transaction passes to Licensee upon completion of payment and delivery of such Goods to the Delivery Location.

8.2	Risk of loss to all Goods ordered under any Purchase Order passes to Licensee upon Licensor’s tender of such units to the carrier.

9.	PRICE AND PAYMENT TERMS

9.1	Price

Subject to Clause 2.1, the applicable Price payable by the Licensee for the Goods and the Licences during the Initial Term (and any applicable timeline thereto) shall be as set out in Schedule 2 of this Agreement. For avoidance of doubt, the applicable Price payable by the Licensee during any subsequent Renewal Term shall be subject to agreement between the Parties prior to the commencement of such Renewal Term.

9.2	Shipping Charges, Insurance and Taxes

9.2.1	Licensee shall pay for, and shall hold Licensor harmless from, all shipping charges and insurance costs. Notwithstanding the foregoing, in the event Goods are shipped from a location other than the Delivery Location, and shipping costs from such location exceed the shipping costs from the Delivery Location, then Licensee shall receive a freight parity credit for such difference in shipping costs, which shall be reflected in the Licensor’s invoice. Such freight parity credit shall only be granted upon Licensee providing adequate supporting documentation to Licensor to demonstrate any difference in shipping costs in a form satisfactory to Licensor, including but not limited to quotations and invoices obtained by Licensee from reputed and mutually acceptable logistics service providers.

9.2.2	All Prices are exclusive of, and Licensee is solely responsible for and shall pay, and shall hold Licensor harmless from, all Taxes, with respect to, or measured by, the manufacture, sale, shipment, use, or Price of the Goods (including interest and penalties thereon); provided, however, that Licensee shall not be responsible for any Taxes imposed on, or with respect to, Licensor’s income, revenues, gross receipts, Personnel or real or personal property or other assets. The Licensee shall ensure that any Taxes levied in connection with the Goods under this Agreement (including any goods and services Tax that may be due to any Taxation Authority by operation of Law in Taiwan) are promptly paid and any relevant Tax returns are promptly filed.

9.3	If Licensee is required under Law to withhold any Tax on the payments of the Licence Fees due to Licensor, the amount of the payment due from Licensee shall be increased by an amount which, after making the deduction or withholding, leaves an amount equal to the payment which would have been otherwise due if no deduction or withholding had been required or made.

9.4	Licensee shall indemnify and hold Licensor harmless from all claims and liability arising from Licensee’s failure to report or pay any such Tax, duties, assessments, fees and other governmental charges of any kind.

9.4.1	Nothing in this Agreement shall prevent the Parties from entering into separate negotiations or arrangements for the payment of Taxes for the purpose of endeavouring to avoid or reduce double taxation in accordance with any Law which provides double taxation relief.

9.5	Payment Terms

9.5.1	Except where payments are due to the Licensor on a milestone basis, Licensor shall issue a monthly invoice for each Individual Transaction entered into during the applicable calendar month. Invoice(s) for payments due to the Licensor on a milestone basis under this Agreement shall be issued when such milestone is reached. The Licensor may also elect in its sole discretion to direct in writing that any payment due to or payable by it under this Agreement is made to or by its Affiliate.

9.5.2	Unless otherwise specified by Licensor, Licensee shall pay all invoiced amounts due to Licensor within five (5) Business Days of receipt, except for any amounts disputed by Licensee in good faith. Unless otherwise instructed by Licensor, Licensee shall make payments to the Licensor by wire transfer in accordance with the following wire instructions set out in this Clause 9.5.2. Any fees or other bank charges incurred in connection with the making of or receipt of such payments shall be borne by the respective Party whose bank imposes such charge(s).

Payment currency:	USD
ABA Number:
Account Number:
Bank Name	Bank of America
Attn:	AGR Licensing Inc
Address	500 108th Ave NE Suite 1100 Bellevue, WA 98004, USA

9.6	Unsatisfactory Credit Status

9.6.1	If Licensor determines that Licensee’s financial condition or creditworthiness is inadequate or unsatisfactory, then in addition to Licensor’s other rights, Licensor may without liability or penalty take any of the following actions:

(a)	accelerate all amounts owed by Licensee to Licensor under this Agreement and any Individual Transaction;

(b)	on thirty (30) days’ written Notice, modify the payment terms specified in Clause 9.5 for outstanding and future Individual Transactions, including requiring Licensee to pay cash in advance;

(c)	cancel any previously accepted Purchase Orders;

(d)	delay any further shipment of Goods to Licensee; or

(e)	any combination of the above.

9.6.2	No actions taken by Licensor under this Clause 9.6 (nor any failure of Licensor to act under this Clause 9.6) constitute a waiver by Licensor of any of its rights to enforce Licensee’s obligations under this Agreement including, but not limited to, the obligation of Licensee to make payments as required under this Agreement.

9.7	Invoice Disputes

Licensee shall notify Licensor in writing of any dispute with any invoice (along with substantiating documentation and/or a reasonably detailed description of the dispute within five (5) Business Days from Licensee’s receipt of such invoice. Licensee will be deemed to have accepted all invoices for which Licensor does not receive timely notification of disputes and shall pay all undisputed amounts due under such invoices within the period set forth in Clause 9.5. The Parties shall seek to resolve all such disputes expeditiously and in good faith. Notwithstanding anything to the contrary, Licensee shall continue performing its obligations under this Agreement during any such dispute, including, without limitation, Licensee’s obligation to pay all due and undisputed invoice amounts.

9.8	Late Payments

Except for invoiced payments that Licensee has successfully disputed, Licensee shall pay interest on all late payments, calculated daily and compounded monthly at the lesser of the rate of [***] percent ([***]%) per month or the highest rate permissible under applicable Law, calculated daily and compounded monthly. Licensee shall also reimburse Licensor for all costs incurred in collecting any late payments, including, without limitation, attorneys’ fees. In addition to all other remedies available under this Agreement or at Law (which Licensor does not waive by the exercise of any rights under this Agreement), if Licensee fails to pay any amounts when due under this Agreement, Licensor may (a) suspend the delivery of any Goods, (b) reject Licensee’s Purchase Orders pursuant to the terms of Clause 6.2, (c) cancel Individual Transactions pursuant to the terms of Clause 6.3, or (d) terminate this Agreement pursuant to the terms of Clause 20.2.1(a).

9.9	Security Interest

Licensee hereby grants Licensor a security interest in all Goods purchased hereunder (including Goods, Nonconforming Goods, and Excess Goods) to secure Licensee’s payment obligations under this Agreement. Licensor may file a financing statement for such security interest and Licensee shall execute any such statements or other documentation necessary to perfect Licensor’s security interest in such Goods.

9.10	No Set-off Right

Unless otherwise stated in this Agreement or agreed by the Licensor in writing, Licensee shall not, and acknowledges that it will have no right, under this Agreement, any Purchase Order, any other agreement, document, or Law, to withhold, offset, recoup or debit any amounts owed (or to become due and owing) to Licensor or any of its Affiliates, whether under this Agreement or otherwise, against any other amount owed (or to become due and owing) to it by Licensor or Licensor’s Affiliates, whether relating to Licensor’s or its Affiliates’ breach or non-performance of this Agreement, any Purchase Order, any other agreement between (a) Licensee or any of its Affiliates and (b) Licensor or any of its Affiliates, or otherwise.

10.	REPRESENTATIONS AND WARRANTIES

10.1	Licensee represents and warrants to Licensor that:

(a)	it is a company limited by shares, duly organised, validly existing, and in good standing in the jurisdiction of its incorporation;

(b)	it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, could not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c)	it has the full right, corporate power, and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement, and to perform its obligations under this Agreement;

(d)	the execution of this Agreement by its Representative whose signature is set forth at the end hereof has been duly authorised by all necessary corporate action of the Licensee;

(e)	when executed and delivered by each of Licensor and Licensee, this Agreement will constitute the legal, valid, and binding obligation of Licensee, enforceable against Licensee in accordance with its terms;

(f)	it is in compliance with all applicable Laws relating to this Agreement, the Goods and the operation of its business and has obtained any and all applicable or required approvals from the relevant Governmental Authorities which may have jurisdiction over the Licensee in relation to the transactions contemplated under this Agreement;

(g)	it is not insolvent and is paying all of its debts as they become due; and

(h)	all financial information that it has provided to Licensor is true and accurate and fairly represents Licensee’s financial condition.

10.2	Licensor represents and warrants to Licensee that:

(a)	it is a corporation duly organised, validly existing, and in good standing in the jurisdiction of its incorporation;

(b)	it has the full right, corporate power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement, and to perform its obligations under this Agreement;

(c)	the execution of this Agreement by its Representative whose signature is set forth at the end hereof has been duly authorised by all necessary corporate action of the Licensor; and

(d)	when executed and delivered by each of Licensee and Licensor, this Agreement will constitute the legal, valid, and binding obligation of Licensor, enforceable against Licensor in accordance with its terms.

11.	PRODUCT WARRANTIES

11.1	Limited Warranty

11.1.1	Licensor warrants to Licensee that, for a period of [***] from the date of shipment of the Goods (the “Warranty Period”), that such Goods will be free from defects in material and workmanship. For the avoidance of doubt, Licensee acknowledges that damages to Goods occurred during the shipment of Goods are not covered by Licensor’s warranty.

11.1.2	During the Warranty Period the Licensor shall, as may be commercially and logistically practical, either fix the defects of the Goods or replace with Goods of proper quality at the expense of the Licensor in reasonable terms.

11.1.3	The warranties under Clause 11.1.1 do not apply where the Goods have:

(a)	been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions or use contrary to any instructions issued by Licensor;

(b)	been reconstructed, repaired, or altered by Persons other than Licensor or its authorised Representative; or

(c)	been used with any Third-Party Product, hardware, or product that has not been previously approved in writing by Licensor.

11.2	Licensee’s Exclusive Remedy for Defective Goods

11.2.1	Notwithstanding any other provision of this Agreement (except for Clause 11.5), this Clause 11.2 contains Licensee’s exclusive remedy for Defective Goods. Licensee’s remedy under this Clause 11.2 is conditioned upon Licensee’s compliance with its obligations under Clauses 11.2.1(a) below. During the Warranty Period, with respect to any allegedly Defective Goods:

(a)	Licensee shall notify Licensor, in writing, of any alleged claim or defect within five (5) Business Days from the date Licensee discovers, or upon reasonable inspection should have discovered, such alleged claim or defect (but in any event before the expiration of the applicable Warranty Period); and

(b)	If Licensor’s inspection and testing reveals, to Licensor’s reasonable satisfaction, that such Goods are Defective and any such defect has not been caused or contributed to by any of the factors described under Clause 11.1.3, Licensor shall in its sole discretion, and at its expense repair or replace such Defective Goods, or credit or refund the Price of such Defective Goods less any applicable discounts, rebates or credits.

11.2.2	Licensee has no right to return for repair, replacement, credit, or refund any Goods except as set forth in this Clause 11.2 (or if otherwise applicable, Clause 7.4). In no event shall Licensee reconstruct, repair, alter, or replace any Goods, in whole or in part, either itself or by or through any third party.

11.2.3	THIS CLAUSE 11.2 SETS FORTH THE LICENSEE’S SOLE AND EXCLUSIVE REMEDY AND LICENSOR’S ENTIRE LIABILITY FOR ANY BREACH OF THE LIMITED WARRANTY SET FORTH IN CLAUSE 11.1.

11.3	Third-Party Products

Third-Party Products may contain, be contained in, incorporated into, attached to, or packaged together with the Goods. Third-Party Products are not covered by the warranty in Clause 11.1. For the avoidance of doubt, Licensor makes no representations or warranties with respect to any Third-Party Product.

11.4	Disclaimer

EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN CLAUSE 11.1, LICENSOR MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE GOODS, INCLUDING ANY (a) WARRANTY OF MERCHANTABILITY; OR (b) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE. LICENSEE ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY LICENSOR, OR ANY OTHER PERSON ON LICENSOR’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN CLAUSES 10.2 AND 11.1 OF THIS AGREEMENT.

11.5	Withdrawal of Goods

If Licensor determines that any Goods sold to Licensee may be Defective, at Licensor’s request, Licensee shall withdraw all similar Goods and, at Licensor’s option, either return such Goods to Licensor or destroy such Goods in accordance with Licensor’s instructions. Notwithstanding the limitations of Clause 11.2, if Licensee returns all withdrawn Goods or destroys all Goods, in either case consistent with Licensor’s instructions, Licensor shall (a) repair or replace all such returned Goods or (b) replace such destroyed Goods. Licensee’s remedy hereunder is not available if any such defect has been caused or contributed to by any of the factors described under Clause 11.1.3. THIS CLAUSE 11.5 SETS FORTH LICENSEE’S SOLE REMEDY AND LICENSOR’S ENTIRE LIABILITY FOR ANY GOODS THAT ARE WITHDRAWN PURSUANT TO THIS CLAUSE 11.5.

12.	INDEMNIFICATION

12.1	Licensee Indemnification

Subject to the terms and conditions of this Agreement, including those set forth in Clause 12.2, Licensee (as “Indemnifying Party”) shall indemnify, defend and hold harmless Licensor and its Representatives, officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, “Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by Indemnified Parties (collectively, “Losses”), relating to/arising out or resulting from any Claim of a third party or a Party alleging:

(a)	breach or non-fulfilment of any representation, warranty, or covenant under this Agreement by Indemnifying Party or Indemnifying Party’s Personnel, including but not limited to any breach of Clauses 16 or 17;

(b)	any negligent or more culpable act or omission of Indemnifying Party or its Personnel (including any recklessness or wilful misconduct) in connection with the performance of its obligations under this Agreement;

(c)	any claim made against the Licensor by a third party arising out of or in connection with defective Products, to the extent that the defect in the Products is attributable to the acts or omissions of the Licensee or its Representatives;

(d)	any bodily injury, death of any Person or damage to real or tangible personal property caused by the acts or omissions of Indemnifying Party or its Personnel; or

(e)	any failure by Indemnifying Party or its Personnel to comply with any applicable Laws.

12.2	Exceptions and Limitations on Indemnification

Notwithstanding anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify or defend Indemnified Parties against any claim (direct or indirect) if such claim or corresponding Losses arise out of or result from Indemnified Parties’ or their Personnel’s:

(a)	gross negligence or more culpable act or omission (including recklessness or wilful misconduct); or

(b)	bad faith failure to materially comply with any of its material obligations set forth in this Agreement.

12.3	Exclusive Remedy

CLAUSE 12 SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION OF THE INDEMNIFYING PARTY AND THE SOLE AND EXCLUSIVE REMEDY FOR EACH OF THE INDEMNIFIED PARTIES FOR ANY LOSSES COVERED BY CLAUSE 12.

13.	LIMITATION OF LIABILITY

13.1	No Liability for Consequential or Indirect Damages

NEITHER LICENSOR NOR ITS REPRESENTATIVES ARE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

NEITHER LICENSEE NOR ITS REPRESENTATIVES ARE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

13.2	Maximum Liability

LICENSOR’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, SHALL NOT EXCEED THE TOTAL OF THE AMOUNTS PAID TO LICENSOR PURSUANT TO THIS AGREEMENT IN THE SIX (6)-MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

13.3	Assumption of Risk

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LICENSEE ASSUMES ALL RISK AND LIABILITY FOR THE RESULTS OBTAINED BY THE USE OF ANY GOODS IN THE PRACTICE OF ANY PROCESS, WHETHER IN TERMS OF OPERATING COSTS, GENERAL EFFECTIVENESS, SUCCESS OR FAILURE, AND REGARDLESS OF ANY ORAL OR WRITTEN STATEMENTS MADE BY LICENSOR, BY WAY OF TECHNICAL ADVICE OR OTHERWISE, RELATED TO THE USE OF THE GOODS.

14.	INSURANCE

During the Term, Licensee may, at its own expense, maintain and carry in full force and effect, commercial general liability (including product liability) insurance in a sum no less than the value of the Machinery purchased from Licensor under this Agreement with financially sound and reputable insurers. In the event that Licensee elects not to maintain such insurance coverage, then to the maximum extent permitted under Law, Licensor shall have no liability to Licensee or any other Person for any harm or damage arising out of or in connection with the Goods or operation thereof which would otherwise have been covered under such insurance.

15.	COMPLIANCE WITH LAWS

15.1	General Compliance With Laws Covenant

Licensee shall at all times comply with all Laws applicable to this Agreement, Licensee’s performance of its obligations hereunder, and Licensee’s use or sale of the Goods. Without limiting the generality of the foregoing, Licensee shall (a) at its own expense, maintain all certifications, credentials, licenses, and permits necessary to conduct its business relating to the purchase or use of the Goods and (b) not engage in any activity or transaction involving the Goods, by way of shipment, use or otherwise, that violates any Law.

15.2	OFAC Representation and Warranty

Licensee represents and warrants to Licensor that it is in compliance with the International Emergency Economic Powers Act (50 U.S.C. § 1701) and all other Laws administered by OFAC or any other Governmental Authority imposing economic sanctions and trade embargoes (“Economic Sanctions Laws”) against countries (“Embargoed Countries”) and Persons designated in such Laws (collectively, “Embargoed Targets”). Licensee represents and warrants to Licensor that it is not an Embargoed Target or otherwise subject to any Economic Sanctions Law.

15.3	Foreign Corrupt Practices Act Representation and Warranty

Licensee represents and warrants to Licensor that Licensee and its Representatives are and have always been in compliance with the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). Licensee represents and warrants to Licensor that neither Licensee nor any of its Representatives have:

(a)	used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity or to influence official action;

(b)	made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds;

(c)	made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or

(d)	failed to disclose fully any contribution or payment made by Licensee (or made by any Person acting on its behalf of which Licensee is aware) that violates the FCPA.

15.4	Foreign Corrupt Practices Act Covenant

Without limiting the generality of Clause 15.1, Licensee shall, and shall cause its Representatives to, comply with the FCPA, including maintaining and complying with all policies and procedures to ensure compliance with the FCPA.

15.5	ESG Compliance

Licensee shall use commercially reasonable efforts to comply with applicable environmental, social and governance (“ESG”) laws and regulations and shall foresee any known or expected future changes in the requirements and take all reasonable actions to ensure compliance. Licensee shall respond diligently to requests of information on ESG matters received from Licensor. In case any ESG incident occurs, Licensee shall proactively inform Licensor as soon as practicable.

15.6	CSR Compliance

Licensee shall be in compliance with, and require its subcontractors and any person under its control to materially comply with, all applicable national and international laws, rules, and regulations relating to ethical and responsible standards of behaviour, including, without limitation, those dealing with human rights (including, without limitation, human trafficking, and slavery and conflict mineral sourcing), environmental protection, sustainable development, and bribery and corruption, including any legislation or regulation implementing such rule (the “Rules”). Licensee has adopted and implemented appropriate and effective policies to ensure compliance with the Rules, including: (a) due diligence and data collection procedures reasonably designed to monitor compliance with the Rules; (b) internal review and accountability structures to oversee internal compliance with the Rules; (c) ongoing training and instruction for its employees regarding compliance with the Rules; (d) a requirement that its subcontractors certify their compliance with the Rules; and (e) regular subcontractor audits, either directly or through a third-party auditor, to monitor compliance efforts.

15.7	Compliance with U.S.A. Export Control Laws

Licensee hereby agrees to comply with any applicable U.S.A. Law relating to export of products or technical information which may be imposed from time to time by any Governmental Authority in the U.S.A., in relation to any import, export, or use of the Goods, Licensed IP, and/or any data or products arising therefrom.

16.	INTELLECTUAL PROPERTY RIGHTS

16.1	Ownership

16.1.1	Licensee acknowledges and agrees that:

(a)	any and all Licensor’s Intellectual Property Rights are the sole and exclusive property of Licensor or its licensors;

(b)	Licensee shall not acquire any ownership interest in any of Licensor’s Intellectual Property Rights under this Agreement;

(c)	any goodwill derived from the use by Licensee of Licensor’s Intellectual Property Rights inures exclusively to the benefit of Licensor or its licensors, as the case may be;

(d)	if Licensee acquires any Intellectual Property Rights, rights in or relating to any Goods (including any rights in any Trademarks, derivative works, or improvements stemming from the Goods or Licensor’s Intellectual Property Rights) by operation of Law, or otherwise, all rights, title, interest, and ownership therein are deemed and are hereby irrevocably assigned to Licensor globally and in perpetuity; and

(e)	Licensee shall use Licensor’s Intellectual Property Rights solely for purposes of using the Goods under this Agreement and only in accordance with this Agreement and the instructions of Licensor.

16.2	Protection of Intellectual Property Rights

16.2.1	Unless otherwise permitted in advance by the Licensor in writing, Licensee shall not at any time during the Term or at any time thereafter:

(a)	take any action that interferes with any of Licensor’s rights in or to Licensor’s Intellectual Property Rights, including Licensor’s ownership or exercise thereof;

(b)	challenge or cause to be challenged Licensor’s (or its licensor’s) exclusive ownership of all rights, title, and interest to Licensor’s Intellectual Property Rights or Licensor’s (or its licensee’s) use or attempted registration of Licensor’s Intellectual Property Rights anywhere in the world;

(c)	make any claim or take any action adverse to Licensor’s ownership of Licensor’s Intellectual Property Rights;

(d)	manufacture, sell, offer to sell, import, export, or resell the Licensed IP, or any devices or machinery that use the Licensed IP;

(e)	sublicense or assign any of the rights or Licences granted herein or otherwise approve the use of the Licensed IP by any other Person anywhere in the world;

(f)	reverse-engineer or copy the Goods or any of Licensor’s Intellectual Property Rights (or any part thereof), or make any derivative works or improvements stemming from the Goods or any of Licensor’s Intellectual Property Rights (or any part thereof);

(g)	register or apply for registrations, anywhere in the world, for Licensor’s Trademarks or any other trademark, service mark, logo, or copyright that is similar to Licensor’s trademark, service mark, logo, or copyright or that incorporates Licensor’s trademark, service mark, logo, or copyright in whole or in confusingly similar part;

(h)	use any of Licensor’s Trademarks, except as otherwise permitted under the licence granted under Clause 3.3;

(i)	use any mark, anywhere that is confusingly similar to Licensor’s Trademarks in whole or in confusingly similar part;

(j)	engage in any action that tends to disparage, dilute the value of, or reflect negatively on the Licensor, the Goods or any of Licensor’s Trademarks;

(k)	misappropriate any of Licensor’s Trademarks for use as a domain name without prior written consent from Licensor; or

(l)	alter, obscure, or remove any Licensor’s Trademarks, or Trademark or copyright notices or any other proprietary rights notices placed on the Goods, marketing materials, or other materials that Licensor may provide.

16.2.2	Licensee shall immediately notify Licensor in writing, giving full particulars, if any of the following matters come to its attention:

(a)	any actual, suspected or threatened infringement of any of Licensor’s Intellectual Property Rights;

(b)	any actual, suspected or threatened unauthorised disclosure, misappropriation or misuse of any of Licensor’s Intellectual Property Rights;

(c)	any actual or threatened claim that any of Licensor’s Intellectual Property Rights is invalid;

(d)	any actual or threatened claim that exploitation of any of Licensor’s Intellectual Property Rights infringes the rights of any third party; or

(e)	any other form of attack, charge or claim to which Licensor’s Intellectual Property Rights may be subject.

16.2.3	In respect of any of the matters listed in Clause 16.2.2:

(a)	Licensee shall not make any notification, comment or admission other than to Licensor;

(b)	Licensor shall, in its absolute discretion, decide what action, if any, to take;

(c)	Licensor shall not be obliged to bring or defend any proceedings whether for infringement or otherwise in relation to such Licensor’s Intellectual Property Rights if it decides in its sole discretion not to do so, and Licensee shall not be entitled to bring any action against Licensor regardless of any such decisions;

(d)	Licensor shall have exclusive control over, and conduct of, all claims and proceedings;

(e)	Licensor shall bear the cost of any proceedings and shall be entitled to retain all sums recovered in any action for its own account; and

(f)	Licensee shall, at the request of Licensor, extend the fullest cooperation possible to Licensor, including the provision of documentation and making available its Personnel and Representatives for the giving of testimony, in any action, claim or proceedings brought or threatened in respect of the Licensor’s Intellectual Property Rights and Licensor shall meet all reasonable expenses incurred by Licensee to third parties in rendering such assistance.

16.3	Disclaimer

16.3.1	Nothing in this Agreement shall constitute any representation or warranty by Licensor that:

(a)	any Patent application or Trademark application shall proceed to be granted by the relevant Governmental Authority or, if granted, shall be valid; or

(b)	the exercise by Licensee of rights granted under this Agreement will not infringe the rights of any other Person.

17.	CONFIDENTIALITY

17.1	Scope of Confidential Information

From time to time during the Term, Licensor (as the “Disclosing Party”) may disclose or make available to Licensee (as the “Receiving Party”) information about its business affairs, goods and services, confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” (collectively, “Confidential Information”). Confidential Information does not include information that at the time of disclosure and as established by documentary evidence:

(a)	is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Clause 17 by the Receiving Party or any of its Representatives;

(b)	is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c)	was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party;

(d)	was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or

(e)	is required to be disclosed pursuant to applicable Law.

17.2	Protection of Confidential Information

17.2.1	Save as otherwise expressly provided in this Agreement, the Receiving Party shall during the term of this Agreement and for fifteen (15) years from receipt or disclosure of such Confidential Information:

(a)	protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b)	not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c)	not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

17.2.2	The Receiving Party shall be responsible for any breach of this Clause 17 caused by any of its Representatives. At any time during or after the Term, at the Disclosing Party’s written request, the Receiving Party and its Representatives shall, pursuant to Clause 20.4.3, promptly return and/or destroy all Confidential Information and copies thereof that it has received under this Agreement.

17.2.3	This Clause 17 shall not prohibit the disclosure of any Confidential Information to the extent that:

(a)	the information was rightfully in the possession of the Receiving Party prior to its disclosure to the Receiving Party by the Disclosing Party;

(b)	the information was disclosed in good faith to the Receiving Party from a third party, without any obligations of confidentiality;

(c)	the information was independently derived or developed by the Receiving Party without the use of the Confidential Information of the Disclosing Party;

(d)	the disclosure is required by Law or the rules and regulations of any government authorities or any recognised stock exchange;

(e)	the information is in the public domain, other than through the breach of this Clause 17;

(f)	the Disclosing Party to which the information relates has consented to the disclosure; or

(g)	the disclosure is required for the purpose of any legal proceedings arising out of this Agreement.

17.3	NOTWITHSTANDING THE FOREGOING, INFORMATION RELATED TO CHEMICAL FORMULAS AND HYDROMETALLURGICAL PROCESSES AND RELATED ANALYTICAL METHODOLOGIES OF LICENSOR SHALL BE CONSIDERED TRADE SECRETS OF LICENSOR AND THE CONFIDENTIALITY OBLIGATIONS WITH RESPECT TO SUCH INFORMATION SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

18.	REMEDIES

18.1	Unless expressly stated otherwise in this Agreement, all rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

18.2	Licensee acknowledges and agrees that (a) a breach or threatened breach by Licensee of any of its obligations under Clauses 3, 16 and 17 would give rise to substantial and irreparable injury to Licensor for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by Licensee of any such obligations, Licensor shall, in addition to any and all other rights and remedies that may be available to Licensor at law, at equity, or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Licensee agrees that Licensee will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Clause 18.2.

19.	PUBLICITY AND SITE ACCESS

19.1	The Parties shall consult with each other to develop and disseminate public announcements and press releases (including social media posts) (collectively “Public Statements”) in relation to the transactions contemplated under this Agreement, which shall take into account the Licensor’s business interests. The Licensee shall not issue Public Statements (whether oral or in writing), external advertising, or marketing or promotion materials except with the prior written consent of the Licensor (such consent not to be unreasonably withheld, conditioned or delayed). No such consent shall be required if such disclosure is required by Law, in which case the Licensee shall provide the Licensor with prior notice of such Public Statements.

19.2	Licensee acknowledges that Licensor has legitimate business and legal reasons to access the Site from time to time including but not limited to visits with Licensor’s potential clients and investors. Accordingly, Licensee shall grant access to Licensor’s Representatives to visit the Site and view and inspect the Machinery and the Chemicals, including during the erection and Commissioning process. All such visits shall be coordinated with reasonable notice and shall be of reasonable duration at reasonable times and shall be made at reasonable intervals. While at the Site, Licensor may take photographs and videos of its Chemicals, the Machinery, the Products, and any surrounding areas. To the extent reasonable, all such videos and photographs shall respect the privacy of Licensee’s Personnel. Such photographs and videos may thereafter be used by Licensor for its business, Tax, audit, compliance, business development and marketing purposes without further approvals required from Licensee.

20.	TERM AND TERMINATION

20.1	Term and Renewal

20.1.1	This Agreement shall commence on the Effective Date and continue for a period of 15 years, unless earlier terminated as provided under Clause 20.2 (the “Initial Term”).

20.1.2	No later than six (6) months prior to the expiration of the Initial Term or the then-current Renewal Term, the Parties shall enter into negotiations for renewal of this Agreement for subsequent term period(s) as may be agreed between the Parties (each a “Renewal Term”). If the Term is renewed for any Renewal Term(s) pursuant to this Clause 20.1, the terms and conditions of this Agreement during each such Renewal Term shall be the same as the terms in effect immediately prior to such renewal, subject to any change in Prices payable for the Goods and payment terms during the applicable Renewal Term.

20.2	Licensor’s Right to Terminate

20.2.1	Licensor may terminate this Agreement immediately upon written Notice to Licensee:

(a)	if Licensee fails to pay any amount when due under this Agreement (“Payment Failure”) and such failure continues for thirty (30) days after Licensee’s receipt of written Notice of non-payment;

(b)	if within any twelve (12)-month period, two (2) or more Payment Failures occur;

(c)	if Licensee is in breach of Clauses 3, 10.1, 15, 16 or 17;

(d)	if Licensee breaches any other provision of this Agreement or any Individual Transaction (other than a Payment Failure), and either the breach cannot be cured or, if the breach can be cured, it is not cured by Licensee within ninety (90) days after Licensee’s receipt of written Notice of such breach;

(e)	if Licensee (i) becomes insolvent or is generally unable to pay its debts as they become due, (ii) files or has filed against itself, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of a court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(f)	if Licensor terminates any other agreement between (i) Licensor and (ii) Licensee or Licensee’s Affiliates, due to Licensee’s or Licensee’s Affiliates’ breach or non-performance thereof;

(g)	if (i) Licensee sells, leases or exchanges the goods purchased as per this agreement, (ii) Licensee merges or consolidates with or into another Person, other than its affiliates (iii) a change in Control of Licensee occurs, where the new participants are other persons than affiliates of the Licensee;

(h)	if Licensee ceases operations permanently or is unable to utilise the Goods or Licensed IP in the course of its business for any reason or.

20.3	Licensee’s Right to Terminate

a)	Licensee may terminate this Agreement upon written Notice to Licensor if Licensor materially breaches any material provision of this Agreement or any Individual Transaction and either the breach cannot be cured or, if the breach can be cured, it is not cured by Licensor within ninety (90) days after Licensor’s receipt of written Notice of such breach.

b)	Licensor loses control or its rights on any of the IP objects, provided within the scope of this agreement, including but not limited to such as MIP, CIP, Trademark License.

c)	if Licensor (i) becomes insolvent or is generally unable to pay its debts as they become due, (ii) files or has filed against itself, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of a court of competent jurisdiction to take charge of or sell any material portion of its property or business;

d)	Licensor fails to perform the obligation set forth in clause 1.1.7 of Schedule 2 of this contract and demand the return of amount paid by the licensee.

20.4	Effect of Expiry or Termination

20.4.1	Expiration or termination of the Term will not affect any rights or obligations of the Parties that:

(a)	come into effect upon or after expiration or termination of this Agreement;

(b)	otherwise survive the expiration or earlier termination of this Agreement pursuant to Clause 20.5 and were incurred by the Parties prior to such expiration or earlier termination; or

(c)	compromise or limit the Licensor’s Intellectual Property Rights.

20.4.2	Any notice of termination under this Agreement automatically operates as a cancellation of any deliveries of Goods to Licensee that are scheduled to be made subsequent to the effective date of termination, whether or not any orders for such Goods had been accepted by Licensor. With respect to any Goods that are still in transit upon termination of this Agreement, Licensor may require, in its sole and absolute discretion, that all sales and deliveries of such Goods be made on either a cash-only or certified check basis.

20.4.3	Upon expiry or termination of this Agreement for any reason:

(a)	all outstanding sums payable by Licensee to Licensor shall immediately become due and payable;

(b)	all rights and Licences granted pursuant to this Agreement shall cease;

(c)	Licensee shall co-operate with Licensor in the cancellation of any licences or regulatory approvals registered pursuant to this Agreement and shall execute such documents and do all acts and things as may be necessary to effect such cancellation; and

(d)	Licensee shall promptly and immediately (and shall procure that any sub-licensee Affiliate promptly and immediately):

(i)	cease all use of the Machinery, Chemicals, Licensed IP, and any other Licensor’s Intellectual Property Rights, and shall refrain from engaging in any behaviour that may give rise to the belief that there is any commercial relationship between the Parties;

(ii)	return to Licensor all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Licensor’s Confidential Information;

(iii)	permanently erase all of Licensor’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery and/or information technology backup systems. Licensee shall destroy any such copies upon the normal expiration of its backup files;

(iv)	certify in writing to Licensor that it has complied with the requirements of this Clause 20.4.3(d);

(v)	return to Licensor any unpaid Chemicals and unpaid Machinery in Licensee’s possession, in accordance with any instructions and directions provided by Licensor and at Licensee’s expense, provided that Licensee shall bear the risk of loss for such unpaid Chemicals and unpaid Machinery and shall be required to reimburse the Licensor for any Chemicals and unpaid Machinery which are assessed by Licensor to be damaged upon arrival at Licensor’s facility;

(vi)	dispose of all moulds, devices and other materials which bears the Licensee’s Trademarks in its possession, and provide proof of such disposal to the Licensor;

(vii)	cease the manufacture of all Products with effect from the date of termination; and

(viii)	notify Licensor of the number of remaining manufactured Products in its stockpile as of the date of termination. For avoidance of doubt, Licensee shall still be entitled to sell any such remaining Products which have been notified to the Licensor pursuant to this provision, provided that such sale is in accordance with the terms of this Agreement, which shall be deemed to survive solely to the extent required for the purpose of this provision; and

(e)	for the period of twelve (12) months after such expiry or termination, and upon ten (10) days’ prior written Notice to Licensee, Licensor shall have the right at any time and from time to time, during normal business hours, to send its Representatives to audit the use or removal of the Licensor’s Intellectual Property Rights by the Licensee. The Licensee shall give such Representatives full access to the Site to the extent reasonably required for such purpose.

20.4.4	Subject to Clause 20.4.1, the Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of the terminating Party’s rights or remedies, or either Party’s rights, remedies, or defences under this Agreement, at law, in equity, or otherwise.

20.4.5	In case of termination of the Contract by any reason set forth in clause 20.2.1 of this agreement the Licensor shall have the option to buy back from the Licensee the equipment set forth in Schedule 1 taking into account the amortization, which will be calculated as of 10 percent of the price for the Machinery set forth in Schedule 2 per year.

20.4.6	In case of termination of the Contract by any reason set forth in clause 20.3 of this agreement the Licensor shall buy back from the Licensee the equipment set forth in Schedule 1 taking into account the amortization, which will be calculated as of 10 percent of the price for the Machinery set forth in Schedule 2 per year.

20.5	Survival

20.5.1	Subject to the limitations and other provisions of this Agreement:

(a)	the representations and warranties of the Parties contained herein shall survive the expiration or earlier termination of this Agreement for a period of twenty-four (24) months after such expiration or termination; and

(b)	Clauses 5, 15, 16 and 17 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, shall survive the expiration or earlier termination of this Agreement for the period specified therein, or if nothing is specified for a period of ten (10) years after such expiration or termination. All other provisions of this Agreement shall not survive the expiration or earlier termination of this Agreement.

20.5.2	Notwithstanding any right under any applicable statute of limitations to bring a claim, no Action based upon or arising in any way out of this Agreement may be brought by either Party after the expiration of the applicable survival or other period set forth in this Clause 20.5 and the Parties waive the right to file any such Action after the expiration of the applicable survival or other period; provided, however, that the foregoing waiver and limitation do not apply to the collection of any amounts due to Licensor under this Agreement.

20.5.3	Termination or expiry of this Agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination or expiry.

21.	ASSIGNMENT

21.1	Licensee shall not assign, transfer, mortgage, charge, sublicense, subcontract, delegate, declare a trust over or deal in any other manner with any of its rights and obligations under this Agreement without the prior written consent of Licensor.

21.2	Licensor may at any time assign, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any of its rights and obligations under this Agreement without Licensee’s consent. Licensee shall, at Licensor’s request, execute any agreements or other instruments (including any supplement or amendment to this agreement) which may be required in order to give effect to or perfect any assignment, transfer, mortgage, charge or other dealing referred to in this Clause 21.2.

21.3	Any purported assignment or delegation in violation of this Clause 21 is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.

21.4	This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

22.	FURTHER ASSURANCE

Each Party shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this Agreement.

23.	WAIVER

23.1	No waiver under this Agreement is effective unless it is in writing and signed by an authorised Representative of the Party waiving its right. Unless expressly stated otherwise, any waiver authorised on one occasion is effective only in that instance and only for the purpose stated and does not operate as a waiver on any future occasion.

23.2	No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

24.	ENTIRE AGREEMENT

24.1	This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations, and understandings between them, whether written or oral, relating to its subject matter.

24.2	Each Party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each Party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

25.	VARIATION

No amendment or variation of this Agreement shall be effective unless it is in writing and signed by both Parties (or their authorised Representatives).

26.	SEVERANCE

26.1	If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this Agreement.

26.2	If any provision or part-provision of this Agreement is deemed deleted under Clause 26.1, the Parties shall negotiate in good faith and agree on a replacement provision that, to the greatest extent possible, achieves the intended commercial result of the original provision.

27.	COUNTERPARTS; ELECTRONIC SIGNATURES

27.1	This Agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

27.2	This Agreement may also be executed and delivered by any electronic signature complying with the U.S. E-Sign Act of 2000 and The Electronic Signatures Act of Taiwan (2001) (e.g., www.docusign.com).

28.	THIRD PARTY RIGHTS

This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

29.	NO PARTNERSHIP OR AGENCY

29.1	Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the Parties, constitute either Party the agent of the other Party, or authorise either Party to make or enter into any commitments for or on behalf of the other Party.

29.2	Each Party confirms it is acting on its own behalf and not for the benefit of any other Person.

30.	FORCE MAJEURE

30.1	Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement except for any obligations of the Licensee to make payments to Licensor hereunder, when and to the extent such failure or delay is caused by or results from acts beyond the control of the impacted Parties (“Impacted Party”), including, without limitation, the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labour stoppages or slowdowns, or other industrial disturbances; (h) telecommunication breakdowns, power outages or shortages, lack of warehouse or storage space, inadequate transportation services, or inability or delay in obtaining supplies of adequate or suitable materials; and (i) other similar events beyond the control of the Impacted Party.

30.2	The Impacted Party shall give Notice within ten (10) days of the Force Majeure Event to the other Party (“Non-Impacted Party”), stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimised. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause of the Force Majeure Event.

31.	NOTICES

31.1	Any notice, request, consent, claim, demand, waiver, or other communication given to a Party under or in connection with this Agreement (each a “Notice”) shall be in writing and shall be:

(a)	delivered by personal delivery, internationally recognised overnight courier, or certified or registered mail (in each case, return receipt requested, postage prepaid) at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Clause 31) and for the attention of the specified person; or

(b)	sent by read receipt email to the address specified below.

Notice to the Licensor:

Address: 2700 Post Oak Blvd., Suite 2100, Houston, Texas 77056, U.S.A. (the “Licensor”)

Attention: Nishchay Chadha

Email address: nishchay.chadha@ace-green.com

Notice to the Licensee:

Address: Yerevan, Armenia

Adonts street 6, apt. 6

Attention: Arsen Petrosyan

Email address: mel.metall@bk.ru

Petrosyan7772@mail.ru

31.2	Any Notice shall be deemed to have been received:

(a)	in case of delivery by hand, when hand delivered to the other Party;

(b)	when delivered by courier on the second Business Day after deposit with an overnight delivery service, postage prepaid, with next Business Day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider;

(c)	when sent by mail with acknowledgment due, where five (5) Business Days have elapsed after deposit in the mail with certified mail receipt requested postage prepaid; or

(d)	when sent by email, during normal business hours on the next Business Day in the place of receipt immediately following the date of its dispatch.

31.3	This Clause 31 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

32.	GOVERNING LAW

This Agreement, including all Individual Transaction documents and exhibits, schedules, attachments, and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the United States of America without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the United States of America. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

33.	JURISDICTION

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the a mutually agreed mediator based in London, England in accordance with the London Court of International Arbitration Rules (“LCIA Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause. The seat of the arbitration shall be London, England. The Tribunal shall consist of three (3) arbitrators, and the language of the arbitration shall be English.]

34.	NON-SOLICIT

Licensee shall not, directly or indirectly, for itself or on behalf of or in conjunction with another Person, recruit, solicit, engage or employ any employee or independent contractor of Licensor or Licensor’s Affiliates during the Term and for a period of two (2) years following the expiration or termination of the Agreement.

Schedule 1

Description of Machinery

Schedule 2

Prices

1.	PRICES DURING THE INITIAL TERM

1.1	Price for Machinery and Detailed Engineering

1.1.1	Subject to paragraph 2.1, the Price for the Machinery (which includes the Machinery described in Schedule 1, Part A) shall be USD [***].

1.1.2	The price for Detailed Engineering services will be USD [***].

1.1.3	Logistics costs from Licensor’s works to FOB will be fixed at USD [***].

1.1.4	Total Payment for Machinery, Detailed Engineering and Logistics on FOB basis shall be USD [***]

1.1.5	Upon completion of all payment obligations due from Licensee to Licensor as mentioned in paragraph 1.1.4, Licensor shall give a USD [***]discount to the Licensee. The mentioned amount shall be set off/deducted from the first payment for the Licensing fee due as per this agreement.

1.1.6	The Price for the Machinery shall comprise and be paid out to the Licensor in the following tranches:

(a)	USD [***], which shall be in the form of a credit in the amount of the Deposit within [***] days of signing of this Agreement;

(b)	USD [***] for Detailed Engineering services payable within [***] days of signing this Agreement;

(c)	USD [***] days after signing this Agreement or at completion of Detailed Engineering whichever is earlier.

(d)	USD [***] days after signing this Agreement.

(e)	USD [***] days after signing this Agreement.

(f)	USD [***] for Logistics costs within [***] days of Licensor providing to the Licensee an email confirmation of readiness of Goods for shipment.

(g)	USD [***], within [***] ([***]) days of the Commissioning of the Initial Modules and Equipment.

Licensor will issue invoices to the Licensee for payment of each of the tranches above (apart from the Deposit) once the respective milestone has been reached. Licensee shall be required to pay such invoices within 7 days of receipt.

1.1.7. The Licensor shall prepare the Machine for shipment within [***] ([***]) days after receiving the amounts set forth in subclauses (a) to (e) clause 1.1.6. of SCHEDULE 2 of this Agreement.

1.2	Price for Supply of Chemicals

Subject to paragraph 2.1, the Price for supply of Chemicals to the Licensee payable during the Initial Term are as set out in the table below. Further, the Licensor guarantees that by following proper plant Standard Operating Procedures (provided by the Licensor), the Licensee shall be able to achieve Plant Efficiency of [***]% or more, with zero Scope 1 carbon emissions, in particular, receive [***] % and more efficiency from Raw material in the Production

Time Period	Unit Price
Years 1 to 3	USD [***] per kg
Years 4 to 15	There will be a [***]% increase in Year 4 and [***]% further increase on 4th year’s price thereafter in 5th year. In addition to any applicable Inflationary Adjustments, the Licensing Fee for Proprietary Chemicals shall be subject to increases of [***]% per year starting 5 years after the commencement of supply of Proprietary Chemicals, except as otherwise provided herein, shall be capped at USD [***]/kg for the duration of the Term.

1.3	Price for Machinery and Chemical Licences

Subject to paragraph 2.1, the aggregate Price payable by the Licensee during the Initial Term for the Licences granted under Clauses 3.1 and 0 of this Agreement (collectively) are as set out in the table below (“Base Licensing Fee”), and shall be payable with reference to each metric ton (“MT”) of rated facility battery recycling capacity.

The Licensee shall pay a Base Licensing Fee of USD [***] per MT of rated battery recycling capacity of [***] metric ton per year for the first 5 years of the Term. After 5 years, for 6th and 7th year, the Base Licensing Fee shall be USD [***] per MT, for 8th and 9th year, the Base Licensing Fee shall be USD [***] per MT and for 10th year it shall be USD [***] per MT. The Base Licensing Fee is based on rated capacity, not actual production. The Base Licensing Fee shall be abated for a period of [***] ([***]) [***] from the equipment Commissioning.

For purposes of estimation of Base Licensing Fee, rated battery recycling capacity shall be 4200 metric ton per year or USD [***] per year for the first 5 years.

Notwithstanding the foregoing, the Base Licensing Fee shall also be subject to Inflationary Price Adjustments as set forth in Section 2.1 below. The Base Licensing Fee will be renegotiated for any Renewal Term after the expiration of the Initial Term.

The Parties hereby agree that the battery recycling capacity of 6000 metric ton per year shall be available at the Licensee’s request and applicable Base Licensing Fee shall be calculated based on the updated capacity.

1.3.1	In the event that the Licensee ceases operations or is unable to utilise the Goods or Licensed IP in the course of its business for any reason during the Initial Term, then Licensee shall become obligated to pay to the Licensor a reduced fee for the period of non-operation in the amount equivalent to

● [***]% of the Base Licensing Fee if the relevant ground occurs during first 5 years of the Term,

● ***]% of the Base Licensing Fee if the relevant ground occurs during 5-10 years of the Term,

● [***]% of the Base Licensing Fee if the relevant ground occurs during 10-15 years of the Term.

1.3.2	Reduced fee or any other Licensing fee set forth in this agreement is not subject of payment by the Licensee if the Licensee ceases operations or is unable to utilise the Goods or Licensed IP in the course of its business for any reason during the Initial Term by any reason of default by the Licensor.In the event the licenses indicated in clause 1.3 of Schedule 2 granted to Licensee are ceased due to an uncured breech of this Agreement by Licensee or if the Agreement is terminated due to any reason set forth in clauses 20.2 of this Agreement, the Licensee shall pay to the Licensor a Break fee in the amount equivalent to the Base Licensing fee payable for

● [***] months if termination occurs during the first 5 years of the Term,

● [***] months if termination occurs during 5-10 years of the Term,

● [***] months if termination occurs during 10-15 years of the Term.

1.4	Price for Trademark Licence

1.4.1	For the duration of the Term, Licensee shall have the right and option to use Licensor’s trademark: “GREENLEAD®” on lead ingots produced using Licensor’s IP. Subject to paragraph 2.1, the Price payable by the Licensee during the Initial Term for the Licences granted under Clause 3.3 of this Agreement is as set out in the table below (“Trademark Licence Fee”), and shall be payable with reference to each metric ton of Products manufactured:

Time Period	Price
Years 1 to 5	USD [***] per MT
Years 5 to 15	Trademark Licence Fee to be negotiated and concluded after mutual discussion between both Parties

1.4.2	During the Term, Licensee shall submit or cause to be submitted to Licensor a statement in writing at the end of each calendar quarter recording the total quantity of Products manufactured during such period, and shall maintain proper records and books of account of such information throughout the Term. Such records and books shall be kept separate from any records and books not relating solely to the Products and be open during normal business hours to inspection and audit by the Licensor (or its Representatives), who shall be entitled to take copies of or extracts from them. If such inspection or audit should reveal a discrepancy in the royalties paid from those payable under this agreement, Licensee shall immediately make up the shortfall and reimburse Licensor in respect of any professional charges incurred for such audit or inspection. Such right of inspection of the Licensor shall remain in effect for a period of one (1) year after the termination or expiry of this Agreement.

2.	PRICE ADJUSTMENTS

2.1	Inflationary Price Adjustment

During the Term, the Price amounts indicated in this Schedule will be adjusted annually for inflation based on an established, published inflationary index for the U.S. Dollar that is widely accepted as an indicator of inflation for the purposes of making pricing adjustments in commercial transactions. Such inflationary price adjustment shall be notified by the Licensor to the Licensee. No downward adjustments will be made.

2.2	Prices During Renewal Term(s)

The Price amounts indicated in this Schedule shall apply for the Initial Term only. In the event of a renewal of this Agreement for any subsequent Renewal Term, the Parties shall enter into negotiations for agreement on the Price(s) and relevant payment terms to be applied during such Renewal Term(s).

Schedule 3

Licensor’s Intellectual Property Rights

Schedule 4

Commissioning Criteria and Agreed Timelines

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.

Licensor

Signed by	Nishchay Chadha, CEO
for and on behalf of
AGR Licensing Inc.

Licensee

Signed by	Gor Hayrapetyan, Director
for and on behalf of
Mel Metal LLC